EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into and to be effective as of 28th of July, 2014, between Augustus C. Griffin, an individual (the "Executive") and MGP Ingredients, Inc., a Kansas corporation (the "Company").
1.Employment. By executing this Agreement, the Company employs the Executive and the Executive accepts such employment and agrees to perform the services specified herein, upon the terms and conditions of this Agreement.
2.Position and Responsibilities.
(a)The Executive shall serve as President and Chief Executive Officer of the Company and in any other positions that the Company’s Board of Directors (the "Board") shall direct. The Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in publicly-traded United States-based companies of similar size, and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with the Executive's positions. The Executive will report to, and be subject to direction of, the Board.
(b)During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of the Company and shall devote all of his business time to perform the duties hereunder. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of the Company. The Executive will use reasonable efforts to comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to the Executive positions.
3.Board Membership. The Board will nominate Executive for election, or re-election at the expiration of Executive's then-current term, as a member of the Board; provided that the foregoing shall not be required to the extent prohibited by law or regulatory requirements.
4.Relocation. The Executive shall promptly relocate his residence to Atchison, Kansas or to the Kansas City metropolitan area, and shall maintain his residence in one of those locales. A relocation package, including moving expenses as well as assistance with real estate sale and purchase fees will be tailored to the Executive's particular circumstances in accordance with the Company relocation policy.
5.Compensation.
(a)Base Compensation. The initial gross base salary of the Executive shall be $375,000 per year (the "Base Compensation"). The Base Compensation shall be paid in equal weekly payments or at such other times and in such other installments as are paid to other executives of the Company. The Base Compensation will be reviewed annually by the Human Resources and Compensation Committee of the Board (the "Compensation Committee") in accordance with the performance evaluation practices of the Company but may not be decreased without the consent of the Executive.

(b)Signing Bonus. As authorized under the Company's 2014 Equity Incentive Plan (the "Equity Plan"), the Executive will be granted as of 5:30 p.m. Central Time on August 1, 2014 (the "Grant Date") an award of 12,000 restricted share units (the "Initial RSU Grant") under the Equity Plan of the Company's common stock which will be granted in substantially the form attached hereto as Exhibit A (the "Initial Restricted Share Unit Agreement") and shall vest on August 1, 2017, subject to the terms and conditions of the Initial Restricted Share Unit Agreement attached hereto and the Equity Plan, a copy of which has been made available to the Executive.
(c)Short-Term Incentives. For 2014, the Executive's target short-term incentive ("STI") award pursuant to the Company's 2014 Short-Term Incentive Plan (the "STI Plan") for the attainment of the Company’s 2014 performance measures will be $275,000. The amount and timing of payments under the STI Plan will be at the discretion of the Board based on the attainment of the Company performance measures set by the Compensation Committee. The Executive's 2014 STI award will be prorated from August 1, 2014, the Executive's actual date of employment. The STI Plan metrics for 2014, as determined by the Board, have been provided to the Executive.
The Executive's threshold STI Plan award is 80% of the target STI Plan award of the target ($220,000), for the attainment of Company performance measures equivalent to not less than 80% of the target, subject to proration as described above. The Executive's maximum STI Plan award, for attainment of Company performance measures greater than 120% of the target, is 120% of the target award ($330,000), subject to proration as described above. For calendar year 2014, the Executive will receive not less than the pro-rata targeted award amount, regardless of the Company's performance relative to the performance measures.
(d)Long-term Incentive. The Executive will eligible to participate in the Company’s long-term equity incentive ("LTI") program for each fiscal year during which Executive is employed under this Agreement, with an award for each year following 2014 as determined by the Compensation Committee. For 2014, the Executive will receive an award pursuant to the Company's Equity Plan. The Equity Plan award will be made in the form of stock performance based units, determined by the Board of Directors or the Compensation Committee thereof, including, without limitation, one or more of the following: stock options, restricted stock, restricted stock units, performance share units, and stock appreciation rights. The 2014 award will vary depending on the Company's performance measured against the performance measures, with a target award at $250,000, a threshold award of 80% of the targeted award amount ($200,000), and a maximum award at 120% of the targeted award amount ($300,000), with award values interpolated as necessary for performance between threshold and target and between target and maximum. The terms, conditions and form of such LTI award will be subject to grants of stock incentives under the 2014 Plan, and granted in the form typically used for the applicable type of award.
(e)Expenses. The Executive shall be reimbursed, consistent with policies applicable to other officers of the Company, for all reasonable expenses incurred by the Executive in performing services under this Agreement. The Executive will submit appropriate receipts, invoices and other evidence of expenditures as required by Company policy.
(f)Retirement. The Company will match contributions made by the Executive to the Company's 401(k) plan up to a maximum of six percent (6%) of the Executive's Base Compensation, which matching obligation will be subject to the then-current annual limit set by the Board.
(g)Welfare Benefits. The Company shall provide the Executive and his family with benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, life and other insurance plans).
(h)Life and Disability Insurance. The Executive will be entitled to receive a group life insurance policy and long-term disability insurance, in each case consistent with benefits provided to other executive officers of the Company.
(i)Automobile Allowance. The Executive will be entitled to an allowance for a vehicle of a pre-tax amount of $500 per month (with an aggregate annual amount of $6,000).
(j)Vacation. Executive shall be entitled to twenty-five (25) days paid annual vacation, in accordance with the Company's policies and provided that such vacation times do not substantially interfere with the performance of his duties hereunder.
6.Termination of Employment.
(a)With or Without Cause. Executive is an employee-at-will and the Company may, at any time, in its sole discretion, terminate the Executive's employment upon written notice with or without Cause. For purposes of this Agreement, the term "Cause" means:
(i)commission by the Executive of an act that is materially detrimental to the Company or any direct or indirect subsidiary of the Company (each, an "Affiliate"), which act constitutes gross negligence or willful misconduct by Executive in the performance of the Executive's material duties to the Company or any Affiliate;
(ii)commission by the Executive of any act of dishonesty or breach of trust resulting in or intending to result in the Executive's personal gain or enrichment at the expense of the Company or any Affiliate;
(iii)violation by the Executive of Section 2 of this Agreement which violation, if curable, is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such violation; or
(iv)violation by the Executive of Section 7 of this Agreement which violation, if curable, is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such violation.
(b)With or Without Good Reason. The Executive may terminate his employment for any reason by providing not less than thirty (30) days' prior written notice of such termination to the Company. If such notice is properly given, the Executive's employment hereunder will terminate as of the close of business on the thirtieth (30th) day after such notice is deemed to have been given or such other date as mutually agreed by the Parties.
(c)Death or Disability. If the Executive's employment is terminated because of the Executive's death, the termination of this Agreement will be effective immediately. If the Company determines in good faith that Disability of the Executive has occurred, the Company may provide the Executive written notice of termination. The term "Disability" means the Executive's absence from the Executive's material duties and responsibilities with the Company for one hundred thirty (130) business days in any consecutive twelve- (12-) month period as a result of incapacity due to mental or physical illness or injury. If, within thirty (30) days of such notice of termination, the Executive does not return to full-time performance of responsibilities, the Executive's employment will terminate automatically. If the Executive returns to full-time performance within thirty (30) days, such notice of termination will be cancelled and void hereunder.
(d)Severance.
(i)Upon a termination of the Executive's employment, subject to the satisfaction of the Release Condition described in Section 6(f) below, the Executive will be entitled to receive:
(A)payment of the Executive's accrued and unpaid Base Salary through the date of termination, the Executive's accrued and unused vacation days as of the date of termination, and reimbursement of incurred and unreimbursed expenses under Section 5(e), within thirty (30) days following the date of termination (collectively, the amounts in this subsection (A), the "Accrued Obligations");
(B)any annual bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company (the "Prior Year Bonus");
(C)unless the Executive was terminated for Cause or the Executive terminated this Agreement, an amount equal to the Executive's Base Salary paid in equal installments on the dates on which Executive’s Base Salary would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 6(f) below shall be accumulated and paid on the first of the Company’s first such scheduled payroll date following satisfaction of the Release Condition ("Severance");
(D)unless the Executive was terminated for Cause or the Executive terminated this Agreement, any performance bonus related to the year in which the termination occurs calculated based on actual performance through the end of the applicable performance period and prorated for the number of days of the Executive's employment in the year in which the termination occurs, payable in a single lump sum at the same time as such payment would be made if the Executive continued to be employed by the Company (the "Pro-Rata Bonus");
(E)any other amounts or benefits due to the Executive in accordance with the Company’s benefit, equity or fringe benefit plans, programs or policies or this Agreement, payable at such times and otherwise in accordance with the terms and conditions such arrangements (the "Other Benefits"); and
(ii)Upon a termination of employment due to the Executive's death or Disability, the Executive or a representative of the Executive shall be entitled to the Severance, the Accrued Obligations, the Other Benefits, the Prior Year Bonus, and the Pro-Rata Bonus.
(e)Resignations. Upon any termination of the Executive's employment with the Company for any reason, the Executive agrees to promptly resign as a director of the Company and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and/or any Affiliate. The Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.
(f)Release Condition. Executive agrees that Executive shall be entitled to the amounts and benefits set forth in Sections 6(d) only if (i) Executive executes a release of all claims against the Company (other than indemnity claims the Executive may have against the Company that arise under the Company’s by-laws or the director and officer insurance policies) in such reasonable form as the Company may reasonably prescribe and has not materially breached, as of the date of termination, Section 7 of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made, and (ii) such release becomes effective and irrevocable no later than 60 days following the date of Executive’s termination of employment (“Release Condition”). If the Executive materially breaches Section 7 of this Agreement, the Company shall have no obligation to make any severance, other payment, or provide any benefit under this Agreement during the period in which such amounts are otherwise payable or such benefits are otherwise to be provided, but only to the extent such that the value of such foregone severance, other payment, or other benefits does not exceed the actual damages sustained by the Company with respect to such material breach.
(g)No Duplication of Benefits. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any other severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. In the event any plan or grant provides for better treatment as to equity on a termination of employment than that provided herein, such better provision shall apply.
7.Restrictions. The Executive agrees that (i) he will possess and will continue to possess as a result of his services under this Agreement certain confidential and proprietary information regarding the Company, its business and its business plans and (ii) the use of any such confidential and proprietary information in a business or activity which competes with the Company would adversely affect the business and the Company’s assets and provide the competing business with an unfair advantage over the Company. Accordingly, the parties wish to restrict the Executive’s use and disclosure of such information and his ability to compete unfairly or enable others to compete unfairly with the Company. The Executive agrees to comply with the terms of this Section 7, all of which are reasonable and necessary to protect the confidential or proprietary business information and trade secrets of the Company and to prevent any unfair advantage from being conferred upon a competing business of the Company, as set forth below:

(a)Non-Hiring and Non-Solicitation of Employees. During the Term, and for a period of one (1) year after the Executive's last day of employment with the Company, the Executive may not directly or indirectly recruit, solicit, or hire any executive or master distiller of the Company or its Affiliates or otherwise induce any such executive or master distiller of the Company or its Affiliates to leave the employment of the Company or an Affiliate to become an employee of or otherwise be associated with any other party or with the Executive or any company or business with which the Executive is or may become associated. Notwithstanding the foregoing, the restrictions in this Section 7(a) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or its Affiliates (but the restrictions shall still apply to the hiring of any executive or master distiller who responds to such general solicitation), (ii) serving as a reference at the request of any employee or (iii) actions taken in the good faith performance of the Executive's duties for and/or for the benefit of the Company and/or its Affiliates. The running of the applicable no-hire period will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation; provided, that, to the extent the Company prevails in such litigation, the applicable period shall apply for not more than the number of days following the conclusion of such litigation equal to the difference between 365 and the number of days (but not in excess of 365) from the date of termination until the date on which such litigation commenced.
(b)Non-Interference with Business Relations. During the Engagement and thereafter (except in the case of clause (ii) which shall continue for one (1) year after the Executive's last day of employment with the Company) (regardless of the circumstances of such termination and the length of this Agreement), the Executive agrees that, he shall not, directly or indirectly, (i) do anything to discredit or otherwise injure the reputation or goodwill of the Company or its Affiliates, (ii) without the written consent of the Company, solicit, induce or attempt to solicit or induce any customer or any person or entity known by Executive or which would be reasonably known by Executive to be an employee, independent contractor or other professional or business relation of the Company (or any Affiliate) to cease doing business with the Company (or any Affiliate), or (iii) in any way interfere with the Company’s (or any Affiliate's) relationship with any customer, employee, independent contractor, or other professional or business relation of the Company or Affiliate. For purposes hereof, a customer of the Company shall be defined as any person or entity who has purchased any goods or services from the Company (or any Affiliate) during the one- (1-) year period preceding termination in an amount equal to or greater than $5,000,000 in the aggregate.
(c)Confidential Information. The Executive recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business and marketing plans, training materials, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, vendor lists, market surveys and/or analyses, supplier and contractor lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form (hereinafter collectively termed "Protected Information"). The Executive expressly acknowledges and agrees that the Protected Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its subsidiaries, or its customers or suppliers, as the case may be). Protected Information shall not include information which is or becomes publicly known, through no breach of this Section 7 by the Executive. The Executive acknowledges that Protected Information is essential to the success of the business of the Company and its subsidiaries, and it is the policy of the Company to maintain as secret and confidential the Protected Information, which gives the Company or its subsidiaries a competitive advantage over those who do not know the Protected Information is expressly and implicitly protected by the Company and its subsidiaries from unauthorized disclosure. Accordingly, the Executive agrees to take all reasonable steps to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity nor use in any manner for him or any other person’s or entity’s purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with the Company or any Affiliate except (i) in furtherance of the performance of his duties to the Company, whether under this Agreement or otherwise, or (ii) to the extent that disclosure is required by law. Executive shall not be in breach of this section in the event of disclosure, if such disclosure occurs through no action or fault of his own, or arises out of the willful, illegal or negligent actions of another individual or entity not under his control. This obligation of non-disclosure of information shall survive this Agreement and shall continue to exist for so long as such information remains Protected Information.

(d)Reasonableness of Restrictions. The Executive acknowledges and agrees that, given the nature of the business of the Company, and the Company’s proposed business plans, the restrictions imposed upon the Executive by this Section 7 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its subsidiaries without unduly restricting the Executive’s future employment. If, at the time of enforcement of this Section 7, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. The Executive acknowledges and agrees that in the event of his breach of any provision of this Section 7, the Company and its subsidiaries will suffer irreparable harm and, accordingly, the Executive agrees that the Company’s right to terminate this Agreement for Cause pursuant to Section 6(a) does not reflect the Company's damages on account of such breach, shall not be the Company’s exclusive remedies, and that the Company shall be entitled to exercise any other remedies available to it at law or in equity, including injunctive relief or other equitable remedies. In the event of any breach of the provisions of this Section 7, the Executive further agrees that the time periods set forth in this Section 7 shall be extended by the period of such breach.
(e)Nondisparagement. During the Term and for two (2) years thereafter (the "Restricted Period"), the Executive agrees not to, with intent to damage, disparage or encourage or induce others to disparage the Company or its officers or directors as of the date of termination of the Executive's employment (the "Company Parties"). For purposes of this Section 7(f), the term "disparage" includes, without limitation, comments or statements to the press, to the employees of the Company, or its Affiliates or to any individual or entity with whom the Company or its Affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this Section 7(f) shall prevent the Executive from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive, (ii) making normal competitive statements during any period after the termination of the Executive's employment, (iii) making any statements in the good faith performance of the Executive's duties to Company, and (iv) rebutting any statements made by the Company or its Affiliates or their respective officers, directors, employees or other service providers.
(f)Documents and Processes, etc. Any information or innovations, including, but not limited to, inventions, improvements, methods, technology, programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the course of the Executive’s Engagement, conceived, developed, or improved upon by the Executive for use by the Company or any of its Affiliates, alone or in conjunction with other employees, managers or consultants (collectively called "Work Product"), shall be the exclusive property of the Company and during and after termination of this Agreement for any reason whatsoever, and the Executive shall not use, duplicate, reveal or take with his any such Work Product or other materials of the Company other than in furtherance of the performance of his duties to the Company, whether under this Agreement or otherwise. To the extent that any of the Work Product is capable of protection by copyright as a work made for hire, the Executive acknowledges that it is created within the scope of his engagement and is work made for hire. To the extent that any such Work Product, whether protected by copyright or otherwise, is not a work made for hire, the Executive hereby assigns to the Company all rights in such material. The Executive agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the Company’s ownership of the Work Product.
(g)Survival. No reference in this Agreement to termination of this Agreement means termination of this Section 7. The parties agree that Section 7 shall survive termination of this Agreement for whatever reason, except as otherwise expressly set forth hereunder.
8.Cooperation. During the period of the Executive's employment hereunder and thereafter, the Executive agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) at mutually convenient times and places in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other regulatory body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings materially relate to services performed or required to be performed by the Executive, or pertinent knowledge possessed by the Executive, in each case, other than any such proceeding in which the Executive and the Company and/or its Affiliates are adverse parties to one another or are reasonably likely to be or which relate to matters exclusively related to the period after termination of the Executive's employment with the Company. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse the Executive for the reasonable out-of-pocket expenses incurred as a result of such cooperation.
9.Non-Contravention; No Conflict. The Executive represents and warrants that the Executive is not a party to any agreement or restrictive covenant preventing him from performance of the services required under this Agreement. The Executive is not aware of any situation creating or appearing to create a conflict of interest between the Executive and the Company. To the extent that the Executive is a party to any confidentiality or nondisclosure agreement, the Executive agrees to comply with all such agreements and to not use any confidential trade secret information of any third party while employed by MGP Ingredients.
10.Clawback. If the Company is required to restate its financial results due for fiscal year 2014 or thereafter while the Executive is Chief Executive Officer of the Company due to material noncompliance with financial reporting requirements under United States federal securities laws as a result of misconduct or error (as determined in good faith by the Audit Committee or by the full Board), the Company may (but shall not be required to), in the good faith discretion of the Compensation Committee, take action to recoup from the Executive all or any portion of any performance-based or other incentive-based compensation, and profits realized from the sale of Shares (each such amounts shall be referred to as an "Award") received as equity compensation by the Executive, the amount of which had been determined in whole or in part upon performance goals relating to the restated financial results, or upon the Fair Market Value of Shares, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company or any Affiliate shall be entitled to recoup up to the amount, if any, by which the Award, or the Fair Market Value of the Shares, actually received by the Executive exceeded the payment or Fair Market Value, as applicable, that would have been received based on the restated financial results, and any profits from the sale of Shares transferred pursuant to an Award in excess of the profits that would have been received based on the restated financial results. The Company’s and each Affiliate's right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Award. Any recoupment shall be made net of any taxes the Executive paid (to the extent such taxes may not be reasonably recovered by the Executive) on the compensation subject to recoupment. The Executive acknowledges that the Executive is aware of the provision of Section 304 of the Sarbanes-Oxley Act of 2002 and the right of the Securities Exchange Commission with respect thereto. The following definitions apply for purposes of this Section 10:

(a)"Fair Market Value" means, as of any given date, (i) if the Shares are listed on NASDAQ Global Select Market (or another U.S. national securities exchange), the closing price on the date at issue, or if there is no closing price on such date, the closing price on the last preceding day for which there was a closing price; (ii) if the Shares are not listed on NASDAQ Global Select Market (or another U.S. national securities exchange), a value determined by the reasonable application of a reasonable valuation method as determined by the Compensation Committee in accordance with Section 409A of the Code.
(b)"Shares" means shares of the common stock, without par value, of the Company.
11.Section 409A. It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, "Section 409A"), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of the Executive's "separation from service" (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a "specified employee" (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a "separation from service" that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six- (6-) month period measured from the date of the Executive's "separation from service," or (ii) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or
12.Miscellaneous.
(a)Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
(b)Withholding Taxes. From any payments due hereunder to the Executive from the Company, there will be withheld amounts required to satisfy liabilities for federal, state, and local taxes and withholdings. In addition, the Company agrees that except as would violate applicable securities law, (i) the Executive shall be permitted to sell Shares in order to satisfy any such taxes and withholding obligations and (ii) any minimum required tax withholding obligations on the Executive's equity compensation awards in respect of Shares may be satisfied by reducing the number of Shares otherwise payable under such award by an amount of such Shares having a fair market value equal to the amount of such tax withholding obligations and (iii) the required minimum tax withholding obligations in connection with vestings of the Initial RS Grant shall be satisfied automatically by reducing the number of Shares otherwise payable in connection with such vestings by an amount of Shares otherwise subject to the Initial RS Grant having a fair market value equal to the amount of such tax withholding obligations.
(c)Amendment. This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.
(d)Assignment. This Agreement is binding upon and will inure to the benefit of the Executive and the Executive's heirs, executors, assigns and administrators or the Executive's estate and property and the Company and their successors and permitted assigns. The Executive may not assign or transfer to others the obligation to perform the Executive's duties hereunder. The Company may assign this Agreement to an Affiliate with the Executive's consent, in which case, after such assignment, the "Company" means the Affiliate to which this Agreement has been assigned. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to the Executive of a written assumption of this Agreement.
(e)Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, the following business day after deposit with a reputable overnight courier service or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
(i)    If to Company, to:
MGP Ingredients, Inc.
100 Commercial Street, Box 130
Atchison, Kansas 66002
Attention: Board of Directors

With a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Attention: John A. Granda

(ii)    If to the Executive, to:

Augustus C. Griffen
610 Harts Ridge Road
Conshohocken, PA 19428

(f)Binding Effect. This Agreement shall be binding upon, and inure to the benefit and be the obligation of the Company, its successors or assigns, as well as the Executive, his legal representatives, heirs and successors.
(g)Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word "including" shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term "Affiliate" shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.
(h)Descriptive Headings; Terms. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.
(j)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Kansas.
(k)Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party (limited to one counsel for such party and one local counsel, if appropriate).

(l)Entire Agreement. This Agreement, together with any award agreements referenced herein, sets forth the entire understanding of the parties regarding the Executive’s employment with the Company, and replace and supersede any previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive as of the date first above written.
COMPANY:

MGP INGREDIENTS, INC.

By: /s/ David E. Rindom
Name: David E. Rindom
Title: Vice President

EXECUTIVE:

/s/ Augustus C. Griffin
Name: Augustus C. Griffin